Exhibit 10.3

SIENTRA, INC.

EMPLOYMENT AGREEMENT

Paul Little

This Executive Employment Agreement (the “Agreement”), made between Sientra, Inc., a Delaware company (the “Company”), and Paul Little (“Executive”) (collectively, the “Parties”), and shall be effective as of August 8, 2018 (the “Effective Date”).

Whereas, the Company desires to employ Executive pursuant to the terms, provisions and conditions set forth in this Agreement; and

Whereas, Executive desires to accept his employment on the terms, provisions and conditions set forth in this Agreement.

Now, Therefore, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.Employment by the Company.

1.1Position.  Executive shall serve as Chief Financial Officer, Senior Vice President, and Treasurer of the Company.  During the term of Executive’s employment with the Company, Executive will devote Executive’s diligent efforts to the business of the Company.

1.2Duties and Location.  Executive shall perform such duties as are required by the Company’s Chief Executive Officer, to whom Executive will report.  Executive’s primary office location shall be the Company’s Santa Barbara office.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.  Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  Executive shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of services to the Company, either directly or indirectly; provided that nothing in this Agreement shall preclude Executive from (i) managing personal investments, (ii) serving on civic or charitable boards or committees, (iii) engaging in business or professional activities for compensation from a third party, for 40 or fewer hours per calendar year, so long as such activities do not compete with the Company, and (iv) with the prior approval from the Chief Executive Officer (not to be unreasonably withheld or delayed), serving on the board of directors of one other for-profit company that does not compete with the Company, so long as all such activities described in clauses (i) through (iv) herein do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement. Executive has provided to the Chief Executive Officer a written list of all boards of directors (whether for-profit or non-profit) of which he is a member.

1.3Policies and Procedures.  The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.  Executive’s employment constitutes “at-will” employment and the employment relationship may be terminated by the Company or Executive at any time, with or without notice, subject to the provisions of this Agreement.

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2.Compensation.

2.1Salary.  As of the Effective Date, Executive’s base salary is payable at the annualized rate of $350,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Performance Bonus.  For each full calendar year during the Executive’s employment, Executive will be eligible to earn a performance bonus of up to 50% of the Executive’s Base Salary (the “Performance Bonus”) based upon the following criteria: (i) attainment of corporate objective(s) according to the milestones as determined by the Compensation Committee of the Board of Directors (the “Committee”) and communicated to the Executive in writing; and (ii) attainment of personal performance objectives according to the milestones as determined by the Chief Executive Officer in consultation with the Committee and communicated to the Executive in writing. The achievement of and amount of the Performance Bonus as measured by the foregoing criterion shall be determined by the Committee in its sole and absolute discretion.  For the 2018 partial year period, the Performance Bonus as will be paid on a pro-rata basis to the extent that it is determined by the Committee to have been earned based on the criteria as previously established by the Committee.  Any subsequent year Performance Bonus criteria will be determined by the Committee and shall supersede any prior criteria.  Executive must remain an active employee through and including the end of any given Performance Bonus determination period and any such bonus will be paid on or before February 15 of the year following the year in which the Executive’s right to such amount became vested.  Executive will not be eligible for, and will not earn, any Performance Bonus (including any prorated amounts) if Executive’s employment terminates for any reason before the end of the calendar year, except as expressly contemplated in in this Agreement.

2.3Equity Award.  It will be recommended to the Board of Sientra that you receive a grant of 50,000 Restricted Stock Units (“RSU”) in Sientra, which shall vest over a three-year time period commencing on the first business day of the month after the Effective Date (the “Vesting Calculation Date”), with one-third (1/3) vesting on the first anniversary of the Vesting Calculation Date, one-third (1/3) vesting on the second anniversary of the Vesting Calculation Date, and the remaining one-third (1/3) vesting on the third anniversary of the Vesting Calculation Date.  Such grant shall be subject to your execution of Sientra’s standard RSU agreement and your continued service with the Company.  The restricted stock units shall be governed by the RSU agreement and related equity incentive plan of the Company, respectively.

2.4Relocation Expenses.  The Company will reimburse Employee up to a total of $100,000 for reasonable out-of-pocket costs associated with moving Employee’s primary residence to Santa Barbara County within twelve months of the Effective Date

2.5Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its senior executive employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

3.Paid Time Off.  Executive shall be entitled to accrue and use paid time off in accordance with the terms of the Company’s policies and practices, however, that in no event will Employee’s paid time off accrual rate be lower than thirteen and thirty-three (13.33) hours per month.

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4.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.Termination of Employment; Severance.

5.1At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2Termination; Resignation; Death or Disability.

(a)The Company may terminate Executive’s employment with the Company at any time with or without Cause (as defined below).  Further, Executive may resign at any time, with or without Good Reason (as defined below).  Executive’s employment with the Company may also be terminated due to Executive’s death or disability.

(b)Except as provided in Section 5.3 and Section 5.4 below, if Executive resigns or the Company terminates Executive’s employment, or upon Executive’s death or disability, then (i) Executive will no longer vest in any equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will not be entitled to any severance benefits.  In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5.3Termination without Cause.  In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as result of death or disability), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits (collectively, the “Severance Benefits”):

(a)The Company shall pay Executive, an amount equal to (i) twelve (12) months of Executive’s then-current Base Salary paid in equal installments on the Company’s normal payroll schedule over the twelve (12) month period immediately following the date of Separation from Service, and (ii) a lump sum payment equal to the pro-rata portion, if any, of the then-current Performance Bonus earned as of the date of Separation from Service as measured by both Company and individual performance.

(b)Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company

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determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Executive elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Executive obtains other employment or (y) the last day of the 12th calendar month following Executive’s Separation from Service date.

5.4Termination in Connection with Change in Control.  If Executive is terminated without Cause (and other than as result of death or disability) or Executive resigns for Good Reason immediately prior to the closing of a Change in Control (as defined below) or within twelve (12) months following the closing of a Change in Control, such termination qualifies as a Separation from Service, and provided that Executive remains in compliance with the terms of this Agreement, then (a) Executive will be entitled to all of the Severance Benefits provided for in Section 5.3 above, and (b) 100% of all of Executive’s then-outstanding unvested Company equity awards will accelerate and will be deemed vested and exercisable as of Executive’s Separation from Service. In addition, if an acquiror does not assume or continue Executive’s then unvested Company equity awards in connection with a Change in Control that also represents a Corporate Transaction (as defined in the Company’s 2014 Equity Incentive Plan), then all such awards shall accelerate in full and will be deemed vested and exercisable as of the closing of the Corporate Transaction.

6.Conditions to Receipt of Severance Benefits.  The receipt of the Severance Benefits provided in Section 5.3 and Section 5.4 above will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) within the time period set forth therein, which shall not exceed 50 days from the date of Executive’s Separation from Service (the “Release Period”).  No Severance Benefits will be paid or provided until the Separation Agreement becomes effective.  If the Release Period described in the preceding sentence spans two calendar years, then payment of Severance Benefits will in any event commence in the second calendar year to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.Section 409A.   It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A,

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such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such time period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.Parachute Payments.  If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Service Provider, which of the following two alternative forms of payment would result in Service Provider’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Service Provider receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

9.Definitions.

9.1Cause.  For purposes of this Agreement, “Cause” for termination will mean: (a) Executive’s willful failure substantially to perform his duties and responsibilities to the Company or willful, material violation of a policy of the Company; (b) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) Executive’s willful breach of any of his obligations under any written agreement or covenant with the Company; (d) Executive’s material and willful violation of a federal or state law or regulation applicable to the business of the Company; and (e) Executive’s conviction or plea of guilty or no contest to a felony.

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9.2Change in Control.  For purposes of this Agreement, “Change in Control” shall have the meaning provided in the Company’s 2014 Equity Incentive Plan.

9.3Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s affirmative prior written consent to such adverse change (which specifically acknowledges Executive’s waiver of the Good Reason condition with respect to the individual action that would otherwise form the basis of a resignation for Good Reason):  (a) a material reduction in Executive’s base salary of 10% or more in the aggregate during the 12-month period following the closing of a Change in Control; (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.  In order to resign for Good Reason, Executive must provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 60 days after the expiration of the cure period.

10.Proprietary Information Obligations. Regardless of the reason of Executive’s termination of employment with the Company, Executive will continue to comply with the Employee Confidentiality, Inventions and Non-Interference Agreement entered into in connection with the commencement of his employment with the Company (the “Confidentiality Agreement”).

11.No Adverse Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

12.Non-Solicitation.  Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

13.Dispute Resolution.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses).  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by

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law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.General Provisions.

14.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

14.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4Complete Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter.  It supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

14.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

14.6Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

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14.8Tax Withholding and Indemnification.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

14.9Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

SIENTRA, INC.

By:	/s/ Jeffrey M. Nugent
Jeffrey M. Nugent
Chairman and Chief Executive Officer

Executive
/s/ Paul Little
Paul Little

[Signature Page to Employment Agreement – Paul Litte]